Exhibit 4.7.2

USbancorp

EQUIPMENT FINANCE
PO Box 230789
Portland, OR  97281-0789

June 29. 201 I

Wells Fargo Bank National Association
109 South 7th Street, 4th Floor
Minneapolis. MN 55402

Attn: Authorized Officer

Re: 1166954-001-0018787-001
MGP Ingredients, Inc. (“Customer”)

U.S. Bancorp Equipment Finance, Inc. (USBEF) has filed a UCC-1 financing statement for the Customer for certain property (the “Collateral”) described as follows:

Twenty (20) modular cooling towers, 2007, Marley, NC8312G, 21,800 GPM with pressure pumps, tanks, coolers and other related equipment, as further described on Exhibit A;

TOGETHER WITH ALL REPLACEMENTS, PARTS, REPAIRS, ADDITIONS, ACCESSIONS AND ACCESSORIES INCORPORATED THEREIN OR AFFIXED OR ATTACHED THERETO AND ANY AND ALL PROCEEDS OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, INSURANCE RECOVERIES.

Our lien search found one or more filings by your company under which you might clairn an interest in the Collateral.  Rather than presenting to you individual partial or full release form(s) for filing, we ask that you agree, by signing below on a copy of this letter, to release any and all interest in the above-described Collateral that you have or may claim at any time by virtue of any documents executed by the Customer in your favor.

If you agree with the above, please sign in the space indicated below and send a copy of this letter to me as soon as possible, via facsimile (503) 797-0844.  A copy of this letter, which is duly signed and which is received by facsimile transmission (“fax”), shall be deemed to be of the same force and effect as the original.

If you do not agree, please contact me immediately at (800) 253-3408 Ext. 820.

Very truly yours.

Pam Owens
Documentation Specialist

ACKNOWLEDGED AND AGREED:

Wells Fargo Bank National Association

By:  /s/ Becky Koenur
Title: Vice President

USbancorp	MORTGAGEE’S WAIVER

EQUIPMENT FINANCE

 Schedule Number 1166954-001-0018787-001

WHEREAS, Wells Fargo Bank National Association, (“Mortgagee”) having an address at 109 South 7th Street, 4th Floor, Minneapolis, MN 55402 holds a mortgage and/or deed of trust on the premises situated at 1300 Main Street, Atchison, KS 60002 (the “Premises”); and

WHEREAS, U.S. Bancorp Equipment Finance, Inc. (“USBEF”), pursuant to either a certain Master Lease Agreement or Master Loan Agreement, dated as of June 24, 2011 and Schedule thereunder, dated as of June 24, 2011 attached thereto (the “Financing Documents”) between USREF and MGP Ingredients, Inc. (the “Obligor”), proposes to place, or has placed in or upon the Premises, for the benefit of the Obligor’s business, personal property consisting of machinery and/or equipment, including any and all replacements, repairs, additions, accessions and accessories thereto, all as more fully described below (all hereinafter collectively referred to as the “Equipment”);

Twenty (20) modular cooling towers, 2007, Marley, NC8312G, 21,800 GPM with pressure pumps, tanks, coolers and other related equipment, as further described on Exhibit A:

TOGETHER WITH ALL REPLACEMENTS, PARTS, REPAIRS, ADDITIONS, ACCESSIONS AND ACCESSORIES INCORPORATED THEREIN OR AFFIXED THERETO AND ANY AND ALL PROCEEDS OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, INSURANCE RECOVERIES.

The Equipment shall be located at the following location:

1300 Main Street Atchison, KS 66002; County Atchison

NOW THEREFORE, Mortgagee, in consideration of USBEF’s financing the Equipment to the Obligor, and in consideration of the benefit to Mortgagee resulting from such better utilization of the Premises, and intending to be legally bound, hereby agrees that:

1.      Ownership of (in the case of a Master Lease Agreement), the right to possession of and any security interest in the Equipment, as provided in the Financing Documents, shall be and remain at all times in USBEF or Obligor as applicable, its successors, and assigns, free of any claim or right of Mortgagee, its successors and assigns.  Mortgagee waives each and every right which it now has, or may hereafter have, under the laws of any state, or by virtue of any mortgage, deed of trust or any other instrument or agreement now in effect or hereafter executed, to foreclose or levy upon or distrain for rent in arrears or in any manner to claim or assert ownership, possession or title to, or to place a lien upon the Equipment.

2.      The Equipment so financed by USBEF to the Obligor Under the Financing Documents or any renewal, extension or modification thereof, shall not, by reason of its installation or being placed in or upon the Premises, be construed as real property or as forming a part of any building thereon, but shall retain its character as personal property and shall at all times be severable from the Premises, and shall not be or be deemed a fixture by reason of being placed in any such building or in any manner annexed, attached or connected to the Premises.

3.      USBEF may, in the exercise or its rights against the Obligor, remove the Equipment, or any part thereof, from the Premises at any time without notice to Mortgagee; provided, however, that the party or parties so removing shall be obligated to repair any damage done to the Premises.

4.      This Waiver shall run with the land and shall be binding upon the successors and assigns of Mortgagee and shall inure to the benefit of the successors and assigns of USBEF.

5.      This instrument shall in all respects be governed by and construed in accordance with the laws of the state in which the Premises are located.  A copy of this Waiver, which is duly signed and which is received by facsimile transmission (“Fax”), shall be deemed to be of the same force and effect as the original.

WITNESS the due execution hereof as of the 29 day of June, 2011.

Wells Fargo Bank National Association
[Mortgagee]

By: /s/ Becky Koenur
Print Name: Becky Koenur
Print Title: Vice President